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                                                                   Exhibit 4(d)

                           Bank of America Corporation

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                          SECOND SUPPLEMENTAL INDENTURE

                            Dated as of July 16, 2001

                       Supplementing the Indenture, dated
                          as of August 1, 1982, between
       Bank of America Corporation (successor to NationsBank Corporation, formerly known as NCNB Corporation) and
               U.S. Bank Trust National Association (successor to
            Morgan Guaranty Trust Company of New York), as Trustee,
                              as supplemented by a
      First Supplemental Indenture dated as of September 18, 1998 thereto

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        THIS SECOND SUPPLEMENTAL INDENTURE, dated as of July 16, 2001 (the
"Second Supplemental Indenture"), is made by and among BANK OF AMERICA CORPORATION, a Delaware Corporation (the "Company"), U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, successor to Morgan Guaranty Trust Company of New York, as Prior Trustee (the "Prior Trustee") and THE BANK OF NEW YORK, a New York banking corporation (the "Successor Trustee") under the Indenture referred to herein.

                              W I T N E S S E T H:
                              --------------------

        WHEREAS, the Company and the Prior Trustee heretofore executed and delivered an Indenture, dated as of August 1, 1982, as supplemented by a First Supplemental Indenture dated as of September 18, 1998 thereto (the "Indenture"); and

        WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered one or more series of the Company's notes (the "Securities"); and

        WHEREAS, Section 9.01(3) of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors of the Company, the Prior Trustee and the Successor Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to supplement any provision contained in the Indenture; and

        WHEREAS, by resolutions adopted by the Board of Directors the Company at a meeting duly called and held on June 27, 2001, the Company was authorized to amend the Indenture; and

        WHEREAS, the Company, the Prior Trustee and the Successor Trustee desire to amend the Indenture and the Securities in order to evidence and provide for the acceptance and appointment by a successor trustee with respect to the Securities of one or more series and to add or change any provisions of this Indenture as shall be necessary to provide for or facilitate the administrations of the trusts hereunder; and

        WHEREAS, the Company, the Prior Trustee and the Successor Trustee have entered into an Agreement of Resignation, Appointment and Acceptance dated the date hereof, pursuant to which (i) the Prior Trustee resigns as trustee under the Indenture, (ii) the Company accepts the Prior Trustee's resignation, (iii) the Company appoints the Successor Trustee as trustee under the Indenture and
(iv) the Successor Trustee accepts the Company's appointment as trustee under the Indenture with respect to the Securities; and

        WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

        NOW, THEREFORE, the Company, the Prior Trustee and the Successor
Trustee agree as follows for the equal and ratable benefit of the holders of the
Securities:

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                                    ARTICLE I
              ASSUMPTION OF DUTIES AS TRUSTEE UNDER THE INDENTURE

        SECTION 1.1 Assumption of Duties by Successor Trustee. The Successor Trustee hereby expressly assumes and accepts the rights, powers, duties and obligations of the Prior Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.

        SECTION 1.2 Definition. The definition of "Principal Corporate Trust Office" is hereby deleted in its entirely and inserted in lieu thereof the following:

        "'Principal Corporate Trust Office' means the corporate trust office of the Trustee in the Borough of Manhattan, the City of New York, where Debentures may be presented for payment, for registration of transfer and for exchange as in this Indenture provided and where notices and demands to or upon the Company in respect of the Debentures or of this Indenture may be served."

        SECTION 1.3 Supplemental Provisions. Any other terms or provisions of the Indenture specifically referencing the Prior Trustee shall hereafter reference the Successor Trustee.

                                   ARTICLE II
                                  MISCELLANEOUS

        SECTION 2.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

        SECTION 2.2 Indenture and Supplemental Indentures Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

        SECTION 2.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

        SECTION 2.4 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act ("TIA") that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

        SECTION 2.5 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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        SECTION 2.6 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

        SECTION 2.7 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

        SECTION 2.8 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

        SECTION 2.9 Certain Duties and Responsibilities of the Trustees. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

        SECTION 2.10 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        SECTION 2.11 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

BANK OF AMERICA CORPORATION                 U.S. BANK TRUST NATIONAL
                                            ASSOCIATION
                                                as Prior Trustee
        /s/ Karen A. Gosnell
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Name:  Karen A. Gosnell                          /s/ Barbara Nastro
                                            -------------------------
Title: Senior Vice President                Name:   Barbara Nastro
                                            Title:  Vice President

                                            THE BANK OF NEW YORK
                                            as Successor Trustee

                                                /s/ Sandra Carreker
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                                            Name:  Sandra Carreker
                                            Title: Agent